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                                                                     EXHIBIT 5.1

                                          August 8, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

     As Senior Vice President, General Counsel of Witco Corporation (together with its subsidiaries, the "Company"), I advise you as follows in connection with the filing by the Company of a Registration Statement on Form S-8 being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 3,000,000 shares of Common Stock, par value $5.00 per share, of the Company (the "Common Stock"), which may be issued pursuant to the Witco Corporation 1997 Stock Incentive Plan (the "Plan").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion, certificates of public officials and officers of the Company and such other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures (other than those of officers of the Company) on all documents that I have examined are genuine.

     Based upon the foregoing, I am of the opinion that the Common Stock is validly authorized and, when issued under the Plan in accordance with the terms thereof, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of the opinion as an exhibit to the registration statement.

                                          Very truly yours,


                                          /s/ DUSTAN E. McCOY
                                          Dustan E. McCoy



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